UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 11, 2013, P. Schoenfeld Asset Management LP issued the following press release:

PSAM WITHDRAWS PROXY SOLICITATION CAMPAIGN FOLLOWING REVISED OFFER FOR METROPCS/T-MOBILE TRANSACTION

•                  Revised offer followed overwhelming support for PSAM proxy

•                  New offer provides PCS shareholders better value and conforms to PSAM capital structure recommendations

NEW YORK, April 11, 2013/PRNewswire/ - P. Schoenfeld Asset Management LP (“PSAM”) today announced that subject to reviewing the revised proxy materials it will withdraw its proxy solicitation campaign and not object to the proposed MetroPCS Communications, Inc. (“PCS” or the “Company”) and T-Mobile USA, Inc. (“T-Mobile”) merger, now that Deutsche Telekom has provided a revised offer that improves the value PCS shareholders will receive in the transaction.

“We sincerely appreciate the decision PCS shareholders made by an overwhelming margin to reject the original proposed transaction terms and demand better value,” said PSAM in response to Deutsche Telekom’s revised offer.

Deutsche Telekom’s revised offer includes a $3.8 billion reduction in the Deutsche Telekom AG Notes (“DT Notes” or the “Notes”), a reduction in the interest rate on the DT Notes by 50 basis points, and an extension of the lock-up period to 18 months after the transaction closes.  These changes are consistent with the original letter PSAM sent to the PCS and Deutsche Telekom’s Boards of Directors on January 30, 2013 and the PSAM white paper dated March 18, 2013.  Taken together, the pro forma capital structure implies a net-debt-to-EBITDA ratio of 3.0 times, and a ratio of EBITDA minus capital expenditure to interest expense of 1.0 time, which conforms to what PSAM believes is necessary for a stable capital structure for the combined company.

PSAM was also encouraged by Deutsche Telekom’s decision to extend the lock-up period to 18 months, which it feels better reflects a commitment to the combined company’s business strategy.

“While the revised transaction terms do not reflect all the improvements we were seeking, we feel our central goal of making the combined PCS/T-Mobile company more competitive and valuable for all shareholders, including Deutsche Telekom, resulted in obtaining superior value for PCS shareholders and believe that these revised terms are the best available alternative for PCS shareholders at this time,” said PSAM.

On March 12, 2013, P. Schoenfeld Asset Management LP, P. Schoenfeld Asset Management GP LLC and Peter M. Schoenfeld  (collectively, the “PSAM Group”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) relating to the solicitation of proxies by the PSAM Group from stockholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with the special meeting of stockholders to be held on April 12, 2013 to vote upon matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc.   STOCKHOLDERS OF METROPCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATING TO SUCH SOLICITATION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. The Definitive Proxy Statement and form of WHITE proxy card will be furnished to some or all of the stockholders of MetroPCS and will, along with other relevant documents filed with the SEC, be available free of charge at the SEC’s website at http://www.sec.gov. In addition, the PSAM Group will provide copies of the Definitive Proxy Statement and accompanying WHITE proxy card without charge upon request.

About PSAM

P. Schoenfeld Asset Management LP (“PSAM”) was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM is based in New York and is registered with the SEC and has an affiliate located in London which is authorised and regulated by the FSA.

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